Exhibit 2.31

GLOBAL ASSIGNMENT AND ASSUMPTION

GLOBAL ASSIGNMENT AND ASSUMPTION (this “Global Assignment and Assumption”), dated as of February 4, 2014, among Teva Pharmaceutical Industries Limited (the “Parent”), each of the Lenders listed at Schedule A hereto (each an “Assignor”), Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and each of the lenders listed at Schedule B hereto (each an “Assignee”).

Reference is made to the Term Loan Credit Agreement dated as of January 8, 2014 (the “Credit Agreement”), among Teva Pharmaceutical Industries Limited, Teva Pharmaceuticals USA, Inc., the Lenders named therein and Citibank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Global Assignment and Assumption as if set forth herein in full.

Effective as of the Assignment Date, (a) each Assignor severally and not jointly hereby sells and assigns, without recourse and without representation or warranty (other than as expressly provided herein), to the several Assignees, in the aggregate amounts set out next to the name of each Assignor in Schedule A hereto, that interest in and to each of such Assignor’s rights and obligations in relation to, without limitation (together, the “Assigned Interests”), the Loans and Commitments under the Credit Agreement (and, to the extent permitted to be assigned under applicable law, including all claims, suits, causes of action and any other right of such Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned under the Credit Agreement in relation to the Assigned Interest of each such Assignor), but excluding accrued interest and fees to and excluding the Assignment Date, and (b) each Assignee, severally and not jointly, hereby purchases and assumes, without recourse, from each of the Assignors, severally and not jointly, principal amounts of Loans and Commitments in aggregate amounts set out next to the name of such Assignee in Schedule B hereto (and all Assigned Interests related thereto), to be purchased in equal amounts from each Assignor (based on the aggregate principal amount purchased and assumed hereunder). Each Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) each Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the relevant Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) each Assignor shall, to the extent of the relevant Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement. On the Assignment Date (after giving effect to the assignments contemplated hereby), the Commitment of each Lender shall be as set forth on Schedule C hereto.

This Global Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by an Assignee pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by each such Assignee, and (ii) if an Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by such Assignee. The fees payable to the Administrative Agent pursuant to Section 11.05(b) of the Credit Agreement are hereby waived in connection with the transactions contemplated by this Global Assignment and Assumption. For the purposes of this Global Assignment and Assumption the requirement in Section 11.05 paragraph (b)(i)(B) of the Credit Agreement for the principal outstanding balance of the Loans of the Assignors to be in integral multiples of US$1,000,000 shall be waived.

On and as of the Assignment Date, (a) each Assignee shall become a “Lender” under, and for all purposes of the Credit Agreement and the other Loan Documents, and (b) the Administrative Agent shall record the transfers contemplated hereby in the Register.

The address for notices under the Loan Documents for each Assignee is set out immediately after the name of each such Assignee on the signature pages hereto (or such other address as subsequently notified in writing to the Parent and the Administrative Agent).

This Global Assignment and Assumption constitutes an Assignment and Assumption within the meaning of the Credit Agreement and the Parent and Administrative Agent approve the use hereof.

This Global Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Effective Date of Assignment

(“Assignment Date”): February 4, 2014

SCHEDULE A

Assignor Commitments

Assignor (legal name)	Aggregate Principal Amount Assigned

Barclays Bank PLC	US$	71,357,142.86

Citibank, N.A.	US$	71,357,142.86

BNP Paribas Dublin Branch	US$	71,357,142.86

Credit Suisse AG, Cayman Islands Branch	US$	71,357,142.86

Goldman Sachs Bank USA	US$	71,357,142.86

HSBC Bank plc	US$	71,357,142.85

Morgan Stanley Bank, N.A.	US$	71,357,142.85

SCHEDULE B

Assignee Commitments

Assignee (legal name)	Aggregate Principal Amount Assumed

Crédit Agricole Corporate and Investment Bank, London Branch	US$	55,500,000

DNB Capital LLC	US$	55,500,000

Mizuho Bank, LTD.	US$	55,500,000

PNC Bank, National Association	US$	55,500,000

Royal Bank of Canada	US$	55,500,000

Toronto Dominion (Texas) LLC	US$	55,500,000

Wells Fargo Bank, National Association	US$	55,500,000

Raiffeisen Bank International AG	US$	37,000,000

U.S. Bank National Association	US$	37,000,000

UniCredit Bank Austria AG	US$	37,000,000

SCHEDULE C

Commitments as of the Assignment Date

Lender	Commitment (US$)
Barclays Bank PLC		71,500,000
Citibank, N.A.		71,500,000
BNP Paribas Dublin Branch		71,500,000
Credit Suisse AG, Cayman Islands Branch		71,500,000
Goldman Sachs Bank USA		71,500,000
HSBC Bank plc		71,500,000
Morgan Stanley Bank, N.A.		71,500,000
Crédit Agricole Corporate and Investment Bank, London Branch		55,500,000
DNB Capital LLC		55,500,000
Mizuho Bank, LTD.		55,500,000
PNC Bank, National Association		55,500,000
Royal Bank of Canada		55,500,000
Toronto Dominion (Texas) LLC		55,500,000
Wells Fargo Bank, National Association		55,500,000
Raiffeisen Bank International AG		37,000,000
U.S. Bank National Association		37,000,000
UniCredit Bank Austria AG		37,000,000

Total	US$	1,000,000,000

The terms set forth above are hereby agreed to:

BARCLAYS BANK PLC, as an Assignor

By:	/s/ John Hogarth
Name: John Hogarth Title: Director

CITIBANK, N.A., as an Assignor

By:	/s/ Richard Basham
Name: Richard Basham Title: Managing Director

BNP PARIBAS DUBLIN BRANCH, as an Assignor

By:	/s/ Deirdre Geoghegan	/s/ Davina Saint
	Name: Deirdre Geoghegan Title: Authorised Signatory	Davina Saint Authorised Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as an Assignor

By:	/s/ Christopher Day
Name: Christopher Day Title: Authorized Signatory

By:	/s/ Samuel Miller
Name: Samuel Miller Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as an Assignor

By:	/s/ Alisdair Frasier
Name: Alisdair Frasier Title: Authorised Signatory

HSBC BANK PLC, as an Assignor

By:	/s/ Sinead Murphy
Name: Sinead Murphy Title: Director

MORGAN STANLEY BANK, N.A, as an Assignor

By:	/s/ Kelly Chin
Name: Kelly Chin Title: Authorized Signatory

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, LONDON BRANCH, as an Assignee

By:	/s/ Ahlem Ben Gueblia	/s/ Nicolas Lipovsky
	Name: Ahlem Ben Gueblia Title: Associate Director	Nicolas Lipovsky Managing Director
Address: Broadwalk House, 5 Appold Street, London EC2A 2DA – United Kingdom Telephone: Fax: Attention:

DNB CAPITAL LLC, as an Assignee

By:	/s/ Bjorn Eric Hammerstad
Name: Bjorn Eric Hammerstad Title: Senior Vice President

By:	/s/ Philip Kurpiewski
Name: Philip Kurpiewski Title: Senior Vice President
Address: 200 Park Ave. 31st Floor, New York NY 10166 Telephone: 212-681-3870 Fax: 212-681-3900 Attention: Caroline Adams

MIZUHO BANK, LTD., as an Assignee

By:	/s/ Robert Pettitt
Name: Robert Pettitt
Title: Deputy General Manager
Address: Bracken House, One Friday Street, London, EC4M 9JA Telephone: 0207 012 4000 Fax: Attention: Robert Pettitt

PNC BANK, NATIONAL ASSOCIATION, as an Assignee

By:	/s/ Denise DiSimone
Name: Denise DiSimone Title: Senior Vice President
Address: 1600 Market Street, Philadelphia, PA 19103 Telephone: Fax: 215-585-6987 Attention: Denise DiSimone

ROYAL BANK OF CANADA, as an Assignee

By:	/s/ Scott MacVicar
Name: Scott MacVicar Title: Authorized Signatory

Address: 200 Vesey Street, Three World

Financial Center, New York, NY 10281-8098

Telephone: (416) 955-6659

Fax: (212) 428-2372

Attention: Royal Bank of Canada, New York

Branch, Global Loans Administration

TORNOTO DOMINION (TEXAS) LLC, as an Assignee

By:	/s/ Massood Fikree
Name: Massood Fikree Title: Authorized Signatory
Address: 77 King St. TD North Tower, 25th Fl. Toronto, ONT M5K1A2 Canada Telephone: 1-416-983-8929 Fax: 1-416-983-0003 Attention: Masood Fikree

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Assignee

By:	/s/ Kirk Tesch
Name: Kirk Tesch Title: Director
Address: 301 South College Street, 14th Floor Charlotte, NC 28202 Telephone: 704-715-1708 Fax: 704-715-1438 Attention: Kirk Tesch

RAIFFEISEN BANK INTERNATIONAL AG, as an Assignee

By:	/s/ Joseph Hörl	Reinhard Huber
	Name: Joseph Hörl	Reinhard Huber
	Title: Director	Director
Address: Am Stadpark 9, 1030 Vienna Telephone: +43 (1) 71707 1895 Fax: +43 (1) 71707 3854 Attention: Georg Lauringer

U.S. BANK NATIONAL ASSOCIATION, as an Assignee

By:	/s/ Jennifer Hwang
Name: Jennifer Hwang Title: Vice President
Address: 400 City Center, Oshkosh, WI 54901 Telephone: 920-237-7370 Fax: 920-237-7993 Attention: Complex Credit Oshkosh

UNICREDIT BANK AUSTRIA AG, as an Assignee

By:	/s/ Thomas Buranich	Eugeni Entchev
	Name: Thomas Buranich	/ Eugeni Entchev
	Title: Managing Director	/ Director
Address: Schottengasse 6-8, A-1011 Vienna, Telephone:+435 0505-54338 Fax: +435 0505-48386 Attention: Thomas Buranich

The undersigned hereby consent to the within assignment:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Kobi Altman
Name: Kobi Altman Title: Acting CFO

By:	/s/ Eran Ezra
Name: Eran Ezra Title: VP, Global Treasurer

CITIBANK, N.A., as Administrative Agent

By:	/s/ Richard Basham
Name: Richard Basham Title: Managing Director

ANNEX 1 to Global Assignment and Assumption

TEVA PHARMACEUTICALS INDUSTRIES LIMITED

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

GLOBAL ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. Each Assignor, severally, and not jointly, acting for itself, (a) represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interest assigned by it, (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Global Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of any of the Loan Parties, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. Each Assignee, severally, and not jointly, acting for itself, (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Global Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the relevant Assigned Interests assumed by it, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interests and either it, or the Person exercising discretion in making its decision to acquire the relevant Assigned Interest, is experienced in acquiring assets of such type and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) of the Credit Agreement or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Global Assignment and Assumption and to purchase the relevant Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to each Assignor for amounts in respect of Assigned Interests assigned by it that have accrued to but excluding the Assignment Date and to each Assignee for amounts in respect of Assigned Interests assumed by it that have accrued from and after the Assignment Date.

3. General Provisions. This Global Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Global Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Global Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Global Assignment and Assumption. This Global Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.